Exhibit 99.4

                 2Q 2004 EARNINGS CONFERENCE CALL
                 --------------------------------
           Remarks of Michael S. Geltzeiler, SVP and CFO
                         January 28, 2004


Thanks, Bob

I will briefly review our cash flow performance, current debt position, and restructuring program before opening the call to questions.

Free cash flow for the second quarter was $166 million, $5 million favorable to prior year. As expected, free cash flow continues to be stronger than the underlying operating results, as 2004 operating profits have been negatively impacted by lower US pension income and increases in restricted stock expense, both of which are non-cash in nature.

Investments in working capital were also reduced this quarter and are favorable to prior year. Investments in new customer acquisitions and magazine launches are generating incremental cash from customer subscriptions. And in our International businesses, efforts to rationalize our direct mail programs and favorable foreign exchange rate trends have improved cash flows from this division.

Free cash flow through six months totaled $95 million, which is $19 million favorable to prior year. Based on the strong first half cash flow results and our business outlook for the balance of this year, we continue to project that Free Cash Flow for fiscal 2004 will exceed last year's level of $162 million.

During the quarter we repaid $155 million of debt, paying off our revolver and making voluntary principal payments on our term loans. At December 31, total debt was $798 million and cash on hand was $68 million, resulting in net debt of $730 million. We expect net debt at June 30, 2004 to be comfortably below the $700 million guidance provided previously.

The company continued to make progress on its plan to reduce overhead costs by at least $70 million in fiscal 2005. We expect
to report savings of about $55 million for fiscal 2004.   During
the quarter, we incurred an additional $9 million in restructuring charges to continue the downsizing initiatives launched in fiscal 2003. The majority of this charge relates to incremental severance actions taken in Europe. Additionally, we made the decision to outsource our global mainframe operations and exit the gift business at QSP Canada. Finally, we recently announced the planned sale and partial leaseback of our Westchester facility as we continue to look at all facets of our expense structure.

Company-wide headcount, excluding QSP, which is strategically adding sales personnel, is about 550 positions lower than December 2002, exceeding the 500 threshold set forth in our guidance. The company spent $6 million in cash restructuring expenses this quarter against previously accrued actions. Restructuring expenses accrued as of December 31 are $26 million, the majority of which will be incurred over the next nine months.

Foreign exchange rates appreciated against the dollar this year compared to last. As a result, second quarter revenues were enhanced by $38 million and operating profit by about $3 million. On an exchange neutral basis, revenues were down 9% and costs were lower by 5%. Excluding the $7 million increase in mostly non-cash costs for lower pension income and restricted stock expense; $7 million of incremental investments to launch new magazines and recruit additional sales personnel; and $9 million restructuring charge, second quarter expenses were 9% below last year's level.

As Tom mentioned, our guidance for full year EPS, cash flow and net debt excludes the expected benefits of the sale and partial leaseback of our Westchester facility and the $9 million restructuring charge announced this quarter. The building sale, when consummated, will provide a significant benefit to each of these measures as we expect the sale to provide a one-time capital gain, a sizeable cash inflow, and ongoing operating savings, beginning in 2005.

Tom, Bob and I will now take your questions.